Exhibit 99.2

[LOGO OF PRICEWATERHOUSECOOPERS LLP]

Silicon Energy Corp.

Consolidated Financial Statements

December 31, 2001 and 2000

Silicon Energy Corp.

[LOGO OF PRICEWATERHOUSECOOPERS LLP]

PricewaterhouseCoopers LLP

333 Market Street

San Francisco CA 94105-2119

Telephone (415) 498 5000

Facsimile    (415) 498 7100

Report of Independent Accountants

To the Board of Directors and Stockholders

of Silicon Energy Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Silicon Energy Corp. and its subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations and negative cash flows from operations since inception and has an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

February 15, 2002, except as to Note 12

    which is as of May 29, 2002

Silicon Energy Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$6,849	$5,181
Restricted cash equivalents	104	—
Short-term investments	—	15,462
Accounts receivable (net of allowance of $340 and $350 at December 31, 2001 and 2000, respectively)	6,634	3,085
Costs in excess of billings	261	348
Prepaid expenses and other current assets	1,345	1,731

Total current assets	15,193	25,807

Property and equipment, net	2,961	3,165
Goodwill and other intangibles, net	2,718	3,492
Other assets	175	1,320

Total assets	$21,047	$33,784

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$635	$1,974
Accrued and other current liabilities	4,234	5,160
Deferred revenue	7,429	5,343
Borrowings	871	519
Capital lease obligations	54	158

Total current liabilities	13,223	13,154

Borrowings	191	519
Capital lease obligations	19	73
Other liabilities	629	60

Total liabilities	14,062	13,806

Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.001 par value per share, 16,394,328 shares authorized at December 31, 2001 and 2000; 16,394,315 shares issued and outstanding at December 31, 2001 and 2000 (aggregate liquidation preference of $50,209 at December 31, 2001)	50,047	46,800

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Common stock, $0.001 par value per share, 40,000,000 shares authorized at December 31, 2001 and 2000; 8,704,018 and 8,186,881 shares issued and 7,937,351 and 7,470,214 issued and outstanding at December 31, 2001 and 2000, respectively	8	8
Additional paid-in capital	14,946	14,086
Deferred stock-based compensation	(1,162)	(2,593)
Accumulated deficit	(54,600)	(36,269)
Notes receivable from officers	(1,053)	(1,053)
Treasury stock, at cost, 766,667 and 716,667 shares at December 31, 2001 and 2000, respectively	(1,201)	(1,001)

Total stockholders’ deficit	(43,062)	(26,822)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$21,047	$33,784

The accompanying notes are an integral part of these consolidated financial statements.

Silicon Energy Corp.

Consolidated Statements of Operations

(in thousands)

	Years Ended December 31,
	2001	2000
Revenue
License	$12,652	$3,836
Services	7,705	2,312

Total revenue	20,357	6,148

Cost of revenue
License	125	199
Services (inclusive of non-cash stock-based compensation of $115 and $74 in 2001 and 2000, respectively)	6,758	1,801

Total cost of revenue	6,883	2,000

Gross profit	13,474	4,148

Operating expenses
Sales and marketing (inclusive of non-cash stock-based compensation of $564 and $985 in 2001 and 2000, respectively)	16,361	16,520
Research and development (inclusive of non-cash stock-based compensation of $566 and $830 in 2001 and 2000, respectively)	9,589	10,124
General and administrative (inclusive of non-cash stock-based compensation of $338 and $554 in 2001 and 2000, respectively)	5,674	5,675
Amortization of intangibles	774	368

Total operating expenses	32,398	32,687

Loss from operations	(18,924)	(28,539)
Interest income	718	1,068
Interest expense	(113)	(291)
Other expenses	(12)	(20)

Net loss	(18,331)	(27,782)
Redeemable convertible preferred stock accruing dividends	(3,247)	(2,366)

Net loss attributable to common stockholders	$(21,578)	$(30,148)

The accompanying notes are an integral part of these consolidated financial statements.

Silicon Energy Corp.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

For the Years Ended December 31, 2001 and 2000

(in thousands)

			Stockholders’ Deficit
	Redeemable Convertible Preferred stock		Common Stock		Additional Paid-In Capital	Deferred Stock-Based Compensation	Accumulated Deficit	Note Receivable from Officers	Treasury Stock		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount					Shares	Amount
Balance at December 31, 1999	12,691	$19,510	5,078	$5	$1,739	$(1,558)	$(8,487)	$—	(467)	$(1)	$(8,302)
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $76	3,703	24,924	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	1,210	1	8,074	—	—	—	—	—	8,075
Discount on common stock and warrants issued below deemed fair value for offset to future related revenue	—	—	—	—	(279)	—	—	—	—	—	(279)
Issuance of common stock and warrants in connection with acquisitions	—	—	185	—	1,417	—	—	—	—	—	1,417
Issuance of common stock in connection with stock option exercises	—	—	999	1	326	—	—	—	—	—	327
Issuance of warrants in connection with line of credit	—	—	—	—	133	—	—	—	—	—	133
Issuance of common stock in exchange for notes receivable from officers	—	—	715	1	1,052	—	—	(1,053)	—	—	—
Preferred stock Series B, C and D accruing dividends	—	2,366	—	—	(2,366)	—	—	—	—	—	(2,366)
Issuance of warrant for services and revenue	—	—	—	—	512	—	—	—	—	—	512
Deferred stock-based compensation	—	—	—	—	3,478	(3,478)	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	2,443	—	—	—	—	2,443
Issuance of notes receivable to officers	—	—	—	—	—	—	—	(200)	—	—	(200)
Repurchase of founders’ common stock	—	—	—	—	—	—	—	200	(250)	(1,000)	(800)
Net loss	—	—	—	—	—	—	(27,782)	—	—	—	(27,782)

Balance at December 31, 2000	16,394	46,800	8,187	8	14,086	(2,593)	(36,269)	(1,053)	(717)	(1,001)	(26,822)

Amortization of discount on common stock and warrants issued below deemed fair value for offset to future related revenue	—	—	—	—	120	—	—	—	—	—	120
Issuance of common stock in connection with stock option exercises, net of repurchased unvested common stock upon termination	—	—	10	—	57	—	—	—	—	—	57
Issuance of common stock, net of issuance costs of $21	—	—	507	—	3,778	—	—	—	—	—	3,778
Preferred stock Series B, C and D accruing dividends	—	3,247	—	—	(3,247)	—	—	—	—	—	(3,247)
Deferred stock-based compensation	—	—	—	—	152	(152)	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	1,583	—	—	—	—	1,583
Repurchase of founders’ common stock	—	—	—	—	—	—	—	—	(50)	(200)	(200)
Net loss	—	—	—	—	—	—	(18,331)	—	—	—	(18,331)

Balance at December 31, 2001	16,394	$50,047	8,704	$8	$14,946	$(1,162)	$(54,600)	$(1,053)	(767)	$(1,201)	$(43,062)

The accompanying notes are an integral part of these consolidated financial statements.

Silicon Energy Corp.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2001	2000
Cash flows from operating activities
Net loss	$(18,331)	$(27,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash discount on common stock and warrants issued below deemed fair value offset against related revenue	405	740
Depreciation and amortization	1,672	924
Stock-based compensation	1,583	2443
Amortization of financing costs	16	—
Amortization of intangibles	774	368
Gain on sale of short-term investments	(4)	(9)
Warrant related to non-cash marketing expense	—	341
Warrant related to non-cash interest expense	—	133
Changes in assets and liabilities:
Accounts receivable, net	(3,549)	(2,800)
Costs in excess of billings	87	(129)
Prepaid expenses and other current assets	386	(1,551)
Other assets	1,202	(1,247)
Accounts payable	(1,339)	1,753
Accrued and other current liabilities	(926)	4,135
Deferred revenue	1,801	6,079
Other liabilities	569	60

Net cash used in operating activities	(15,654)	(16,542)

Cash flows from investing activities
Purchases of short-term investments	(2,064)	(15,227)
Proceeds from sales of short-term investments	17,530	3,016
Purchases of property and equipment	(1,468)	(2,806)
Increase in restricted cash equivalents	(104)	—
Acquisition of ECI, SRC and EPS, net of acquired cash	—	(771)

Net cash provided by (used in) investing activities	13,894	(15,788)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	24,924
Proceeds from issuance of common stock, net of issuance costs	3,778	6,123
Issuance of note receivable to officer	(73)	(200)
Repurchase of common stock from officer	(200)	(800)
Repayment of capital lease obligations	(158)	(200)
Proceeds from bank borrowings	669	1,168
Repayment of bank borrowings	(645)	(595)
Repayment of debt assumed in ECI, SRC and EPS acquisitions	—	(1,076)
Proceeds from exercised stock options, net of repurchased unvested common stock upon termination	57	327

Net cash provided by financing activities	3,428	29,671

Net increase (decrease) in cash and cash equivalents	1,668	(2,659)

Cash and cash equivalents at beginning of year	5,181	7,840

Cash and cash equivalents at end of year	$6,849	$5,181

Supplemental disclosures of non-cash investing and financing activities
Exercise of stock options in exchange for notes receivable from officers	$—	$1,053

Repurchase of common stock in exchange for note receivable from officer	$—	$200

Issuance of common stock and warrants below deemed fair value	$—	$1,952

Issuance of common stock and warrants in connection with acquisitions	$—	$1,417

Assets acquired under capital leases	$—	$265

Redeemable convertible preferred stock accruing dividends	$3,247	$2,366

Supplemental disclosure of cash flow information
Cash paid for interest	$122	$282

Cash paid for taxes	$15	$7

The accompanying notes are an integral part of these consolidated financial statements.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

1. Nature of Business and Principles of Consolidation

The Company

Silicon Energy Corp. (the “Company”) was incorporated in California in December 1997 and began substantive operations in January 1998. The Company develops and sells enterprise energy management software that enables enterprises to reduce energy costs and other related expenditures. The Company’s sources of revenue are license fees, professional services, maintenance, hosting and bill management services fees.

The consolidated financial statements of Silicon Energy Corp. include the accounts of the Company and its wholly owned subsidiaries, Energy Concepts, Inc., acquired on May 5, 2000, SRC Systems Inc. acquired on June 7, 2000, EPS Solutions Incorporated, acquired on October 5, 2000, SLCN Limited and Silicon Energy Corp. (BVI), Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations since inception. As of December 31, 2001, the Company had an accumulated deficit of $54,600,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company is striving to generate positive cash flow by increasing revenues and controlling operating expenditures. The Company may seek to raise additional funds through public or private debt or equity financings. The Company cannot assume that additional financing will be available on favorable terms, if at all. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reincorporation

On July 19, 2000, the Company reincorporated in the state of Delaware. As a result of the reincorporation, the Company is authorized to issue 40,000,000 shares of $0.001 par value common stock and 16,394,328 shares of $0.001 par value preferred stock. The accompanying consolidated financial statements reflect the reincorporation.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity at the date of purchase of 90 days or less to be cash equivalents. Restricted cash equivalents represent commercial deposits which are required as collateral for one of the Company’s operating leases.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Short-term investments

Short-term investments consist primarily of highly liquid, investment grade corporate obligations purchased with an original or remaining maturity at the date of purchase of greater than 90 days. Short-term investments are classified as available-for-sale securities and are stated at market value with any temporary difference between an investment’s amortized cost and its market value recorded as a separate component of stockholders’ equity (deficit) until such gains or losses are realized. Gains or losses on the sales of securities are determined on a specific identification basis.

Fair value of financial instruments

Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate fair value primarily due to their short maturities. The carrying amount of bank borrowings approximates fair value based on the terms of similar arrangements available to the Company.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Risks associated with cash are mitigated by banking with creditworthy institutions.

At December 31, 2001, and 2000, 89%, and 86%, respectively, of the Company’s accounts receivable are derived from revenue earned or deferred from customers primarily located in the United States. The Company performs periodic credit evaluations of its customers’ financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts receivable for potential credit losses. At December 31, 2001, two individual customers accounted for 19% and 16% of the total accounts receivable. At December 31, 2000, three individual customers accounted for 13%, 11% and 11% of the total accounts receivable.

Revenue related to Silicon Energy EEM Suite of enterprise energy management software accounted for approximately 62% of the revenue for each of the years ended December 31, 2001 and 2000. For the year ended December 31, 2001, two individual customers accounted for 19% and 14% of revenue, respectively. For the year ended December 31, 2000, one individual customer accounted for 11% of revenue.

Risks and uncertainties

The Company is subject to all of the risks inherent in an early stage company in the software industry. These risks include, but are not limited to, a limited operating history, its ability to raise capital, limited management resources, dependence upon consumer acceptance of the software and the changing nature of the software industry. The Company’s operating results may be materially affected by the foregoing factors.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Property and equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the asset as follows:

Computer equipment and software	3 years
Furniture, fixtures and office equipment	3 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their separate accounts, and any gain or loss on such sale or disposal is reflected in operations.

Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Goodwill and other intangibles

Goodwill and other identifiable intangibles are carried at cost less accumulated amortization. The Company amortizes goodwill and other identifiable intangibles on a straight-line basis over their estimated useful life, generally three to five years.

The Company assesses the impairment of identifiable intangibles and related goodwill periodically in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Company also assesses the impairment of enterprise level goodwill periodically in accordance with the provision of Accounting Principles Board Opinion (APB) No. 17, Intangible Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company consider important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, undiscounted cash flows are less than the carrying value, significant changes in the manner of use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, a significant decline in our stock price for a sustained period, and the Company’s market capitalization relative to net book value. When the Company determines that the carrying value of goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company’s current business model.

Software development costs

Costs related to the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility (generally in the form of a working model) of the product has been established, at which time such costs are capitalized, subject to net realizable value. To date, the Company has not capitalized any development costs related to software products because the time period between technological feasibility and general release of a product has not been significant and related costs incurred during that time period have not been material.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Internal-use software costs

Development costs associated with internal-use software including web-site development costs is charged to operations until certain capitalization criteria are met. Software development costs, including costs incurred to purchase third-party software, are capitalized beginning when the Company has determined certain factors are present, including among others, that technology exists to achieve the performance requirements, buy versus internal development decisions have been made and the Company’s management has authorized the funding for the project. Capitalization of software costs ceases when then software is substantially complete and is ready for its intended use and is amortized over its estimated useful life of the asset or no more than three years, whichever is shorter, using the straight-line method.

Revenue recognition

The Company derives revenue from fees for software licenses and services. Services revenue is derived from professional, maintenance, hosting, Internet and integrated bill analysis services.

The Company recognizes revenue when all of the following conditions are met:

•	There is persuasive evidence of an arrangement;
•	The Company has delivered the software product and services essential to its functionality to the customer;
•	The Company believes that collection of these fees is reasonably assured;
•	The amount of fees to be paid by the customer is fixed or determinable.

Generally, the Company has vendor specific objective evidence of fair value for the maintenance and hosting element of software arrangements based on renewal rates for maintenance and hosting in future years as specified in the contracts. In such cases, the Company defers the maintenance and hosting revenue at the outset of the arrangement and recognizes it ratably over the period during which the maintenance and hosting is to be provided, which normally commences on the date the software is delivered and fully installed. In cases where there is no vendor specific objective evidence of fair value for maintenance and hosting services, license fees and services are recognized concurrently and ratably over the term of the agreement.

As the Company’s license contracts involve significant implementation essential to the functionality of the Company’s software product, license and services revenue, excluding the maintenance element described above, is recognized using contract accounting in accordance with the provisions of Statement of Position (SOP) 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts. The Company classifies revenue from these arrangements as product and services revenue, respectively, based upon the estimated fair value of each element.

On contracts for which reliable estimates can not be made by management with respect to the extent of implementation services required for full functionality, the license and services revenue, excluding the maintenance element, is recognized on a completed contract method. Approximately 21% of the Company’s revenue was derived from contracts accounted for

Silicon Energy Corp.

Notes to Consolidated Financial Statements

under the completed contract method for the year ended December 31, 2000. The Company had no revenue derived from the completed contract method for the year ended December 31, 2001.

On contracts for which reliable estimates can be made by management with respect to the extent of implementation services required for full functionality, the license and services revenue, excluding the maintenance element, is recognized on a percentage-of-completion method. Management estimates the percentage of completion for contracts based on the labor hours incurred compared to total estimated hours as well as contract milestones completed. Approximately 90% and 39% of the Company’s revenue was derived from contracts accounted for under the percentage-of-completion method for the years ended December 31, 2001 and 2000, respectively.

Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated. Provisions for estimated contract losses was $121,000 for the year ended December 31, 2000. There was no provision for estimated contract losses for the year ended December 31, 2001.

Fees for maintenance, hosting, content services, integrated bill analysis services and other consulting services are recognized as the services are provided or ratably over the term of the agreement. In cases where these services are provided with software licenses and there is vendor specific objective evidence of these services generally established through renewal rates for these services in future years as specified in the contracts or from rates which the services have been sold separately, license fees are recognized separately from these services and the services are recognized as they are provided or ratably over the term of the service agreement.

Earned but unbilled project revenues are classified under current assets as costs in excess of billings. Deferred revenue includes billings in excess of project revenue earned, amounts payable on behalf of and billed to customers, cash received and other amounts billed in advance for services to be performed.

Stock-based compensation

The Company uses the intrinsic value method to record stock-based compensation for employees provided the stock option terms meet the requirements for fixed accounting. The intrinsic value method requires that deferred stock compensation is recorded for the difference between the exercise price and fair value of the underlying common stock on the grant date of the stock option. Pro forma net loss disclosures are presented in Note 10, assuming all employee stock options were valued using the Black-Scholes model and the resulting stock-based compensation is amortized over the term the stock option becomes exercisable, using an accelerated method described in Financial Accounting Standards Board (“FASB”) Interpretation No. 28 (FIN No. 28). Stock-based compensation to non-employees is based on the fair value of the stock option estimated using the Black-Scholes model on the date of grant and re-measured until vested. Compensation expense resulting from employee and non-employee stock options is amortized to expense using the accelerated FIN No. 28 method.

The Company has granted warrants to purchase its common stock to non-employees and certain companies for services or software. Stock-based compensation is estimated using the Black-Scholes model on the date of grant if vested and if not vested, re-measured until vested.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Advertising costs

The cost of advertising is expensed as incurred. For the years ended December 31, 2001 and 2000, advertising costs totaled $120,000 and $659,000, respectively.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax asset will not be realized.

Segment reporting

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information establishes annual and interim reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographic areas and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

The Company’s chief operating decision-maker is considered to be the chief executive officer (“CEO”). The CEO reviews financial information presented for purposes of making operating decisions and assessing financial performance. The financial information is consistent with the information presented in the accompanying statements of operations and the Company had no significant foreign operations through December 31, 2001. For the years ended December 31, 2001 and 2000, revenues from customers located outside the United States of America were $4,621,000 and $749,000, respectively. Long-lived assets outside the United States of America were not significant during the years presented.

Comprehensive loss

SFAS No. 130, Reporting Comprehensive Income requires an enterprise to report by major components and as a single total, the change in its net assets during the period from non-stockholder sources. The Company’s total comprehensive loss approximates net loss for the years ended December 31, 2001 and 2000 as unrealized investment gains or losses in each year was insignificant.

Recent accounting pronouncements

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 revises accounting treatment for business combinations requiring the use of purchase accounting and prohibiting the use of pooling-of-interests method for all business combinations initiated after June 30, 2001 and broadens the criteria for recording intangible assets separate from goodwill for all business combinations completed after June 30, 2001. SFAS No. 142 revises the accounting for goodwill and other intangible assets by not allowing amortization of goodwill and establishing accounting for impairment of goodwill and other intangible assets. SFAS No. 142 will be

Silicon Energy Corp.

Notes to Consolidated Financial Statements

effective for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 142 will result in the reclassification of certain intangible assets, primarily in place workforce of $465,000 at December 31, 2001 and 2000, to goodwill and the cessation of amortization of goodwill. The sum of the amortization of goodwill and the assets to be reclassified to goodwill was $249,000 and $139,000 for the years ended December 31, 2001 and 2000, respectively.

Had the Company been accounting for its goodwill under SFAS No. 142 for the years ended December 31, 2001 and December 31, 2000, respectively, the Company’s net loss would have been as follows:

	(in thousands)
	December 31,
	2001	2000
Reported net loss	$(18,331)	$(27,782)
Add back:
Goodwill and reclassified assets amortization, net of tax	249	139

Adjusted net loss	$(18,082)	$(27,643)

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes Statement of Financial Accounting Standards No. 121 and applies to all long-lived assets including discontinued operations and consequently amends APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business. SFAS No. 144 will be effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company has not yet determined the impact adoption of SFAS No. 144 will have on the Company’s future financial statements.

Reclassifications

Certain reclassifications have been made to the December 31, 2000 financial statements to conform to the current period presentation.

3. Balance Sheet Accounts

Cash and cash equivalents

Cash and cash equivalents consist of the following:

	(in thousands)
	December 31,
	2001	2000
Cash	$34	$217
Money market funds	6,815	4,964

	$6,849	$5,181

Short-term investments

The cost of short-term investments approximated the fair value and the amount of unrealized gains or losses were not significant at December 31, 2001 and 2000. Short-term investments consist of the following:

	(in thousands)
	December 31,
	2001	2000
Investment-grade corporate obligations	$—	$15,462

Silicon Energy Corp.

Notes to Consolidated Financial Statements

All of the Company’s short-term investments are classified as available-for-sale since the Company intends to sell them as needed for operations.

For the years ended December 31, 2001 and 2000, the Company realized a gain of $4,000 and $9,000, respectively, on the sale of securities.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	(in thousands)
	December 31,
	2001	2000
Prepaid commissions	$757	$1,498
Other	588	233

	$1,345	$1,731

Property and equipment, net

Property and equipment consists of the following:

	(in thousands)
	December 31,
	2001	2000
Computer equipment and software	$4,085	$2,955
Furniture, fixtures and office equipment	1,430	1,192
Leasehold improvements	198	98

Total property and equipment	5,713	4,245

Less: Accumulated depreciation and amortization	(2,752)	(1,080)

	$2,961	$3,165

At December 31, 2001 and 2000, property and equipment includes $431,000 and $431,000, respectively, of computer and office equipment acquired under capital leases. Accumulated amortization of assets under capital leases totaled $346,000 and $202,000 at December 31, 2001, and 2000, respectively. Depreciation and amortization expense related to property and equipment was $1,672,000 and $924,000 for the years ended December 31, 2001 and 2000, respectively.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Goodwill and other intangibles, net

Goodwill and other intangibles consists of the following:

	Useful Life (in Years)	(in thousands)
		December 31,
		2001	2000
Goodwill	5	$782	$782
Customer base	5	1,217	1,217
Existing products and technology	5	1,381	1,381
In-place workforce	5	465	465
Non-compete agreements	3	15	15

		3,860	3,860
Less: Accumulated amortization		(1,142)	(368)

		$2,718	$3,492

Amortization expense related to goodwill and other intangibles was $774,000 and $368,000 for the years ended December 31, 2001 and 2000, respectively.

Other assets

Other assets consists of the following:

	(in thousands)
	December 31,
	2001	2000
Receivable from reseller	$—	$1,127
Other	175	193

	$175	$1,320

Accrued and other current liabilities

Accrued and other current liabilities consists of the following:

	(in thousands)
	December 31,
	2001	2000
Accrued sales commissions	$919	$1,335
Accrued bonus	391	497
Accrued vacation	741	581
Other	2,183	2,747

	$4,234	$5,160

Silicon Energy Corp.

Notes to Consolidated Financial Statements

4. Acquisitions

On May 5, 2000, the Company acquired substantially all of the assets and liabilities of Energy Concepts, Inc., (ECI) a New Jersey Corporation, for $450,000 in cash, the assumption of debt of $123,000 and acquisition costs of $71,000. This transaction was accounted for as a purchase resulting in $520,000 allocated to goodwill and other identifiable intangible assets. The results of operations of ECI are included in the consolidated results of operations for periods subsequent to the acquisition date.

On June 7, 2000, the Company acquired substantially all of the assets and liabilities of SRC Systems Inc., (SRC) a Nevada Corporation, in exchange for 150,000 shares of the Company’s common stock and warrants to purchase 50,000 shares of the Company’s common stock with an aggregated estimated fair value of $1,138,000, the assumption of debt of $800,000 and acquisition costs of $79,000. The shares were valued on June 7, 2000, the closing date of the acquisition. The deemed fair value for the common stock was $6.08 per share. This transaction was accounted for as a purchase resulting in $1,951,000 allocated to goodwill and other identifiable intangible assets. The results of operations of SRC are included in the consolidated results of operations for periods subsequent to the acquisition date.

On October 5, 2000, the Company acquired substantially all of the assets and liabilities of EPS Solutions Incorporated (EPS), a Minnesota Corporation, in exchange for 35,000 shares of the Company’s common stock with an estimated fair value of $280,000, assumption of debt and liabilities of $1,114,000 and acquisition costs of $171,000. The shares were valued on October 5, 2000, the closing date of the acquisition, which was the date the number of shares were agreed upon. The deemed fair value of the common stock was $8.00 per share. This transaction was accounted for as a purchase resulting in $1,389,000 allocated to identifiable intangible assets. The results of operations of EPS are included in the consolidated results of operations for periods subsequent to the acquisition date.

The following unaudited pro forma consolidated financial information presents the combined results of the Company, ECI, SRC, and EPS as if the acquisitions had occurred at the beginning of the year presented below, after giving effect to certain adjustments, principally amortization of goodwill and other intangible assets. This unaudited pro forma consolidated financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions been completed as of the beginning of the year.

(in thousands)
Year Ended December 31, 2000
Revenue	$7,838

Net loss	$(27,794)

Silicon Energy Corp.

Notes to Consolidated Financial Statements

5. Income Taxes

For the years ended December 31, 2001 and 2000, no provision for federal or state income taxes has been recorded as the Company incurred net operating losses. Temporary differences, which give rise to deferred tax assets, are as follows:

	(in thousands)
	December 31,
	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$16,255	$10,983
Research and development credit	987	504
Accruals and allowances	976	900
Other	433	276

Gross deferred tax asset	18,651	12,663

Deferred tax liabilities:
Acquired intangibles	(716)	(1,113)

Gross deferred tax liabilities	(716)	(1,113)

Net deferred tax asset	17,935	11,550

Less: valuation allowance	(17,935)	(11,550)

Net deferred tax asset	$—	$—

Increase in deferred tax asset valuation allowance	$6,385	$8,163

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a 100% valuation allowance on its net deferred tax assets as no benefit is expected to be received due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

At December 31, 2001, the Company had net operating loss carryforwards of approximately $44,606,000 and $20,358,000 for federal and California purposes, respectively, available to reduce future federal and California taxable income. The net operating loss carryforwards expire beginning from 2017 through 2021 for federal and from 2005 through 2011 for California tax purposes unless utilized. Due to changes in the Company’s ownership in 1998, future utilization of a portion of the net operating loss carryforwards will be subject to certain limitations of annual utilization as defined by the Tax Reform Act of 1986.

At December 31, 2001, the Company had research and experimentation credit carryforwards of approximately $804,000 and $276,000 for federal and California purposes, respectively, available to reduce future federal and California taxable income. The carryforwards expire beginning from 2017 through 2021 for federal.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

6. Borrowings and Lines of Credit

At December 31, 2001 and 2000, the Company had $476,000 and $1,038,000, respectively, outstanding under an equipment line of credit with a financial institution. The amount outstanding is collateralized by certain assets of the Company, matures on November 29, 2002 and calls for monthly principal payments of approximately $43,000 plus interest at a rate of 0.75% per annum in excess of the prime rate, which was 5.5% and 10.25% at December 31, 2001 and 2000, respectively.

On September 27, 2001, the Company entered into an additional revolving credit line and a $1,500,000 equipment line of credit with the same financial institution. At December 31, 2001, the Company had $586,000 outstanding under the equipment line. The amount outstanding under the equipment line of credit matures on various dates between March 2003 and September 2004 and calls for monthly principal payments of approximately $35,000 plus interest at a rate of 1.00% per annum in excess of the prime rate, which was 5.75% at December 31, 2001. The revolving line of credit is available for draws of amounts calculated as the lesser of qualified accounts receivable or $5 million. The revolving line of credit matures on March 31, 2002 and bears interest at 0.75% in excess of the prime rate. The Company had not drawn against the revolving line at December 31, 2001.

The future minimum principal payments on the outstanding borrowings, as of December 31, 2001, is as follows (in thousands):

Year ended December 31,
2002	$871
2003	150
2004	41

$1,062

Under the revolving and equipment lines of credit, the Company is required to maintain certain financial covenants, including minimum liquidity, minimum total net worth and minimum revenue. The Company is also required to maintain certain reporting covenants which include provision of audited financial statements and other financial reports by certain dates. The Company was not in compliance with certain of the financial covenants at December 31, 2001 and 2000 for which the Company obtained a waiver for 2000. Subsequent to December 31, 2001, the Company negotiated a new line of credit with another financial institution and repaid the outstanding balance under this line of credit (see Note 12).

Warrants to purchase 15,909 shares of Series C redeemable convertible preferred stock at an exercise price of $2.20 per share were issued in connection with a financial institution line of credit agreement in November 1999. These warrants, including put rights for $70,000, were exercisable on or after November 29, 2001, or earlier if the Company was sold or liquidated, and expire in November 2006. The Black-Scholes method of valuation was used to determine the fair value of the warrants using the following assumptions: 100% volatility, no dividends and 6.30% risk free interest rate. The fair value of these warrants amounting to $30,000 is recorded as prepaid interest expense and is amortized over the term of the line of credit.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

In June 2000, the warrants for redeemable convertible preferred stock issued in November 1999 were canceled and replaced with new warrants to purchase 23,863 shares of common stock at an exercise price of $2.20 per share with no put rights. These warrants were immediately exercisable and expire in November 2006. The Black-Scholes method of valuation was used to determine the fair value of the warrants using the following assumptions: 100% volatility, no dividends and 6.30% risk free interest rate and contractual term of seven years and a deemed fair value of the underlying common stock of $6.08 per share. The fair value of these warrants amounting to $133,000 is recorded as interest expense immediately as terms of the original credit line were not renegotiated in exchange for issuance of these warrants.

7. Commitments and Contingencies

Capital leases

The Company has entered into capital lease agreements for certain office equipment.

Operating leases

The Company leases its facilities and certain office equipment under noncancelable operating leases with various expiration dates through 2008. Under the terms of its facility leases, the Company is responsible for its share of common area and operating expenses. The Company has a letter of credit from a financial institution in lieu of a security deposit for the Company’s leased facility headquarters. In addition, the Company maintains a stand by letter of credit collateralized by a $104,000 certification of deposit for a satellite office. Rent expense under operating leases for the years ended December 31, 2001 and 2000 was $1,438,000 and $656,000, respectively. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

At December 31, 2001, the minimum lease commitments under all leases were as follows (in thousands):

	Capital Leases	Operating Leases
Year ended December 31,
2002	$60	$1,326
2003	15	1,315
2004	7	1,274
2005	—	566
2006	—	103
Thereafter	—	115

Total minimum lease payments	82	$4,699

Less: Amounts representing interest	(9)

Present value of minimum lease payments	73

Less current portion of capital lease obligations	(54)

Long-term portion of capital lease obligations	$19

8. Redeemable Convertible Preferred Stock

At December 31, 2001, redeemable convertible preferred stock consists of the following:

	Shares		Liquidation Amount	Proceeds Net of Issuance Costs
	Authorized	Outstanding
			(in thousands)

Series A	1,200,000	1,200,000	$660	$654
Series B	4,990,625	4,990,625	4,977	3,952
Series C	6,500,000	6,500,000	16,713	14,261
Series D	3,703,703	3,703,690	27,859	24,924

Balance at December 31, 2001	16,394,328	16,394,315	$50,209	$43,791

Silicon Energy Corp.

Notes to Consolidated Financial Statements

At December 31, 2000, redeemable convertible preferred stock consists of the following:

	Shares		Liquidation Amount	Proceeds Net of Issuance Costs
	Authorized	Outstanding
			(in thousands)

Series A	1,200,000	1,200,000	$660	$654
Series B	4,990,625	4,990,625	4,678	3,952
Series C	6,500,000	6,500,000	15,641	14,261
Series D	3,703,703	3,703,690	25,983	24,924

Balance at December 31, 2000	16,394,328	16,394,315	$46,962	$43,791

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting

Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

As long as shares of redeemable convertible preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of redeemable convertible preferred stock in order to alter the articles of incorporation as related to redeemable convertible preferred stock, change the authorized number of shares of redeemable convertible preferred stock, repurchase any shares of common stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than redeemable convertible preferred stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

Dividends

Holders of Series A, B, C and D redeemable convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.044 per share for Series A and no stated rate per share for Series B, C and D, when and if declared by the Board of Directors. The holders of Series A, B, C and D redeemable convertible preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis. No dividends on redeemable convertible preferred stock or common stock have been declared by the Board from inception through December 31, 2001.

Holders of Series B, C and D redeemable convertible preferred stock are entitled to receive cumulative and accruing dividends (“Accruing Dividends”) at the per annum rate of $0.06, $0.165 and $0.50625 per share, respectively, whether or not earned or declared. No Accruing Dividends shall be declared or paid to any shares of Series B, C or D unless all Accruing Dividends or pro-rata portions are paid to Series B, C or D on an equal basis. No dividends

Silicon Energy Corp.

Notes to Consolidated Financial Statements

shall be declared or paid with respect to any shares of Series A redeemable convertible preferred stock or common stock unless all Accruing Dividends have been paid.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company’s common stock and redeemable convertible preferred stock own less than 51% of the resulting voting power of the surviving entity (“Liquidation Event”), the holders of the Series A, B, C and D redeemable convertible preferred stock are entitled to receive an amount of $0.55, $0.80, $2.20 and $6.75 per share, respectively, plus any Accruing Dividends due and declared but unpaid prior to and in preference to any distribution to the holders of common stock. Upon completion of the distribution to the redeemable convertible preferred stockholders, the holders of the common stock will receive all remaining assets of the corporation. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed in an equal priority on a pro-rata basis to the Series A, B, C and D redeemable convertible preferred stock.

Conversion

Each share of Series A, B, C and D redeemable convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. The conversion ratio is equal to the conversion price divided by the conversion value. The Series A, B, C and D initial conversion price and value are $0.55, $0.80, $2.20 and $6.75, respectively. Each share of Series A, B, C and D redeemable convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon the closing of a public offering of common stock with gross proceeds of at least $30,000,000. At December 31, 2001 and 2000, each share of redeemable convertible preferred stock was convertible into one share of common stock.

At December 31, 1999, the Company reserved 1,200,000, 4,990,625 and 6,500,000 shares of common stock for conversion of Series A, B and C redeemable convertible preferred stock, respectively. At December 31, 2000, the Company reserved an additional 3,703,703 shares of common stock for the conversion of Series D redeemable convertible preferred stock.

Registration rights

The holders of redeemable convertible preferred stock and the holders of 825,000 shares of common stock are entitled to certain rights with respect to registration of such shares under the Securities Act beginning on the earlier of December 31, 2000 or six months following the effective date of an initial public offering. All registration rights terminate five years from the date of an initial public offering effective date or at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Exchange Act.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

9. Common Stock

The Company’s amended and restated certificate of incorporation, as amended on September 29, 2000, authorizes the Company to issue 40,000,000 shares of $0.001 par value common stock. A portion of the shares sold are subject to a right of repurchase by the Company subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 2001 and 2000, there were 587,854 shares and 832,144 shares, respectively, subject to repurchase.

Sale of common stock

In June 2001, the Company sold 506,664 shares of common stock for cash at $7.50 per share to various investors. Proceeds received from this sale totaled approximately $3.8 million. Payment under the common stock agreement was received in June and July 2001.

Common stock sold to customers

In June 2000, the Company sold 825,000 shares of its common stock to a customer for $4.00 per share, a price below the deemed fair value. Simultaneously, the Company entered into a license and reseller agreement with this customer amounting to approximately $2,619,000. The reseller agreement term is 18 months. The discount from the deemed fair market value of $1,716,000 offsets the related license, service and reseller fees on a pro-rata basis as the fee is recognized as deferred revenue or revenue. The Company recorded $176,000 and $576,000 in contra revenue for the years ended December 31, 2001 and 2000, respectively, in connection with this arrangement. At December 31, 2001 and 2000, the Company had recorded contra deferred revenue of $806,000 and $980,000, respectively.

In September 2000, the Company sold to a customer 129,032 fully vested non-forfeitable shares of common stock for a purchase price of $7.75 per share which was the deemed fair market value. This sale was in exchange for a purchase commitment from a customer to buy $500,000 of license software from the Company before December 31, 2000 or pay the amount in cash if the licenses were not purchased. In December 2000, the customer purchased in excess of $500,000 of licensed software. No contra revenue in connection with this transaction was recorded as no discount on the sale of common stock was provided to the customer.

In October 2000, the Company sold a subscription license with a term of 8 years and fees of approximately $2.7 million. Simultaneously, the Company sold to this customer 50,863 fully vested non-forfeitable shares of common stock for a purchase price of $8.00 per share, which was equal to fair market value. No contra revenue in connection with this transaction was recorded as no discount on the sale of common stock was provided to the customer.

Repurchase of shares from executive officer

In connection with the termination of service, the Company repurchased, 466,667 shares of common stock from an officer of the Company for an aggregate purchase price of $1,400 in 1999. In 2000, the Company repurchased an additional 250,000 shares from this former officer for an aggregate purchase price of $1.0 million. In June 2001, the Company repurchased an additional 50,000 shares from this former officer for an aggregate purchase price of $200,000.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Warrants

In June 2000, a fully vested nonforfeitable warrant to purchase 125,000 shares of common stock at $6.75 per share was issued in conjunction with a two-year marketing alliance and license agreement with an outside consultant. This warrant is exercisable for six months from June 30, 2003 to December 31, 2003. Accelerated exercisability can be attained if certain performance milestones are achieved by the warrant holders. The Black-Scholes method of valuation was used to determine the fair value of the warrants using the following assumptions: 100% volatility, no dividends, 6.30% risk free interest rate, contractual term of 3.5 years and deemed fair value of the underlying common stock of $6.09 per share. At December 31, 2000, no performance milestones had been achieved by the warrant holders. The fair value of the warrant amounting to $512,000 was initially recorded as an offset to total revenue amounting to $169,000 with the remaining $343,000 charged as an immediate expense to sales and marketing as the warrant is fully vested upon issuance. The Company recorded $25,000 and $144,000 in contra revenue for the years ended December 31, 2001 and 2000, respectively, in connection with this arrangement. At December 31, 2001 and 2000, the Company had recorded contra deferred revenue of $0 and $25,000, respectively.

Warrants to purchase 50,000 shares of the Company’s common stock were issued in conjunction with the Company’s acquisition of SRC (see Note 4). The warrants are exercisable upon an initial public offering at the offering price and expire on June 1, 2005. The Black Scholes method of valuation was used to determine the fair value of the warrants upon grant using the following assumptions: 100% volatility, no dividends, 6.30% risk free interest rate, expected term of five years and a deemed fair value of the underlying common stock of $6.09 per share. The fair value of the warrants was $226,000.

Warrants for redeemable convertible preferred stock and common stock were issued in connection with the Company’s line of credit agreement (see Note 6).

In August 2000, the Company issued a warrant in connection with a license and reseller agreement for the purchase of up to 650,000 shares of common stock of the Company. No value is attributed to the warrant and the shares represented by the warrant unless the shares are earned by the customer. The shares are earned based upon the amount of revenues provided to the Company under the license and reseller agreement over certain discrete periods of time from August 2000 to December 2002. The exercise price is 85% of the fair market value at the end of each discrete revenue period. The Black-Scholes method of valuation was used to determine the fair value of the warrants upon grant using the following assumptions: 100% volatility, no dividends, 5.59% risk free interest rate, contractual term of 1 month and a deemed fair value of the underlying common stock of $6.85 per share on August 31, 2000. The fair value of the warrant upon grant was $144,000, related to the initial license agreement for $629,000, representing 105,661 vested shares. The fair value of the initial warrant grant offsets the related initial license fee and service fee on a pro-rata basis as this fee is recognized as deferred revenue or revenue. The remaining warrant for 544,339 shares will be accounted for using variable accounting which will require the re-measurement using the Black-Scholes method of valuation at the end of each interim period until the point at which the exercise price is fixed. The resulting charge, if any, will offset the related license and service fee on a pro-rata basis as the fee is recognized as deferred revenue or revenue. Any amount in excess of revenues will be recorded as a sales and marketing expense. At both December 31, 2001 and 2000, the fair value of the warrant for the remaining 544,339 shares was zero as no additional revenues were generated to earn any shares under the warrant. The

Silicon Energy Corp.

Notes to Consolidated Financial Statements

Company recorded $132,000 and $0 in contra revenue for the years ended December 31, 2001 and 2000, respectively, in connection with this arrangement. At December 31, 2001 and 2000, the Company had recorded contra deferred revenue of $12,000 and $50,000, respectively.

In October 2000, in connection with a service bureau software license arrangement, the Company issued a fully vested warrant to a customer to purchase up to 300,000 shares of the Company’s common stock, of which 100,000 shares were immediately exercisable at a price of $8.00 per share, and expired on October 20, 2000. The remaining 200,000 shares are exercisable beginning on the date of the final prospectus relating to the Company’s initial public offering (“IPO”) and expire on the third trading day after the effective date of the IPO. The exercise price for these warrants is the initial price at which the Company’s common stock is sold to the public in the IPO.

The Black-Scholes method of valuation was used to determine the fair value of the warrant for the initial 100,000 shares of common stock, upon grant using the following assumptions: 100% volatility, no dividends, 5.84% risk free interest rate, contractual term of 17 days and a deemed fair value of the underlying common stock of $7.75 per share. The fair value of the warrant for these initial 100,000 shares of common stock was fixed award upon grant amounting to $57,000. This amount offsets the related initial license fee and service fee on a pro-rata basis as this fee is recognized as deferred revenue or revenue. The Company recorded $44,000 and $12,000 in contra revenue for the years ended December 31, 2001 and 2000, respectively, in connection with this arrangement. At December 31, 2001 and 2000, the Company had recorded contra deferred revenue of $1,000 and $45,000, respectively. The Black-Scholes method of valuation was used to determine the fair value of the warrant for the remaining 200,000 shares of common stock, upon grant using the following assumptions: 100% volatility, no dividends, 5.84% risk free interest rate, contractual term of the three days and a deemed fair value of the underlying common stock of $7.75 per share. The fair value of the remaining 200,000 shares of common stock is a variable award upon grant which amounts to $36,000. This amount offsets the related initial license fee and service fee on a pro-rata basis as this fee is recognized as deferred revenue or revenue. This amount will be re-measured at the end of each interim period until the point at which the exercise price for the shares is fixed.

Notes receivable from officers

During 2000, the Company issued 715,000 shares of common stock, in connection with early exercises of stock options by officers of the Company, in exchange for full recourse promissory notes totaling $1,053,000. Principal is due beginning in April 2002 through August 2002 and interest on the notes accrued at an annual rate of 10% and was due semimonthly or deferred to maturity. In June 2001, the notes receivable to officers were amended to bear interest at a rate of 4.11% per annum and principal and interest are due at maturity. The notes receivable have been classified as reduction in stockholders’ equity. In January 2002, two of the promissory notes in the aggregate amount of $937,500 were amended to non-recourse notes and the maturity date of these notes were extended to April and June 2004, respectively.

In October 2000, the Company entered into a Settlement Agreement and Release with an officer. Under this agreement, in April 2001, the Company lent the officer $73,000 in exchange for a promissory note that is due in June 2004 and bears interest at a rate of 4.8% per annum.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

10. Stock Option Plan

In 1998, the Company adopted the 1998 Incentive Stock Option Plan (the “Plan”). The Plan provides for the granting of stock options to employees and consultants of the Company. Stock options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (“NSO”) may be granted to Company employees and consultants. At December 31, 2001 and 2000, the Company has reserved 5,736,000 and 4,511,171 shares of common stock for issuance under the Plan, respectively.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately but are subject to repurchase options held by the Company which lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors.

For the years ended December 31, 2001 and 2000, the Company recorded $1,583,000 and $2,443,000, respectively, of deferred stock-based compensation expense for the excess of the deemed fair market value over the exercise price at the date of grant related to stock options granted. The compensation expense is being recognized over the option-vesting period of four years.

Option activity under the 1998 Incentive Stock Option Plan is as follows:

	Stock Options Available for Grant	Outstanding Stock Options	Weighted Average Exercise Price
Balance at December 31, 1999	834,636	2,404,030	$0.35

Authorized	1,244,504	—
Options granted at below fair value	(2,128,088)	2,128,088	3.19
Options returned to plan	600,907	(600,907)	0.70
Options exercised	—	(1,714,073)	0.78

Balance at December 31, 2000	551,959	2,217,138	2.69

Authorized	1,224,829	—
Options granted at below fair value	(1,900,643)	1,900,643	5.02
Options returned to plan	463,111	(463,111)	4.28
Options exercised	—	(42,818)	1.06

Balance at December 31, 2001	339,256	3,611,852	$3.73

Silicon Energy Corp.

Notes to Consolidated Financial Statements

The following table summarizes information concerning options outstanding and exercisable at December 31, 2001:

Options Outstanding and Exercisable			Options Outstanding and Exercisable Without the Right of Repurchase
Weighted Average Exercise Price	Number of Shares	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Price
$0.42	709,392	7.1	400,767	$0.39
1.15	310,717	6.8	169,391	1.13
2.00	269,624	7.9	110,140	2.00
4.00	832,720	9.9	1,360	4.00
4.25	226,798	7.7	93,241	4.25
5.00	158,000	9.0	158,000	5.00
6.00	794,417	8.8	14,034	6.00
7.88	310,184	8.6	98,604	7.88

$3.73	3,611,852	8.40	1,045,537	$2.53

At December 31, 2001 and 2000, approximately 1,045,537 and 270,991 stock options were exercisable without the right of repurchase at a weighted average exercise per share of $2.53 and $0.69, respectively.

Fair value disclosures

Had compensation cost for the Company’s stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts indicated below (in thousands, excerpt per share data):

	Years Ended December 31,
	2001	2000
Net loss—available to common stockholders
As reported	$(21,578)	$(30,148)
Pro forma	$(22,742)	$(30,896)

The Company calculated the fair value of each option grant on the date of grant using the Minimum Value pricing method with the following assumptions: dividend yield at zero percent; weighted average expected option term of four years and a risk free interest rate of 3.77% to 6.77% for the years ended December 31, 2001 and 2000, respectively. The exercise prices of all options granted are lower than the deemed fair market value at the time of grant. The weighted average fair value of options granted during the years ended December 31, 2001 and 2000 was $1.30 and $2.81, respectively.

Silicon Energy Corp.

Notes to Consolidated Financial Statements

In October 2000, the Company entered into separate change of control severance agreements with four officers. Under these agreements, upon a change of control, the greater of a specified number of previously granted stock options or 25% of their unvested shares will immediately vest. If they are terminated without cause or constructively terminated within 12 months following a change of control, their options will vest immediately.

These agreements were modifications to the terms of the original grants so they create a new measurement date for the shares effected. Any additional compensation charge will be taken when and if the officers achieve a benefit from the change (i.e. if a change in control or termination occurs). Under these change in control agreements, 441,674 shares remaining at December 31, 2001 were modified resulting in a contingent additional maximum compensation charge of $1.6 million at December 31,2001. The recognition of the compensation charge, if any, depends on whether the employee ultimately retains an option award that would have been otherwise forfeited under the option or award’s original vesting terms.

11. Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually on a discretionary basis by the Board of Directors. There have been no Company contributions as of December 31, 2001 and 2000.

12. Subsequent Events

On May 29, 2002, the Company entered into a one year $3,500,000 revolving line of credit agreement and a $1,500,000 equipment line of credit agreement with a financial institution. Borrowings against the revolving line of credit bear interest at an annual rate equal to the prime rate and are payable monthly, if insufficient borrowing base is available. Borrowings against the equipment line of credit bear interest at a rate of 0.25% per annum in excess of the prime rate and are payable monthly. As of May 31, 2002, the outstanding balance under the equipment line of credit totaled $737,000. The proceeds from the equipment line were used to pay-off the outstanding balance of the Company’s equipment line of credit with another financial institution (see Note 6).

The amounts outstanding under the new revolving and equipment lines of credit are collateralized by certain assets of the Company. In addition, the Company is required to maintain certain financial covenants including minimum modified quick ratio and minimum net income.

In connection with the revolving and equipment line of credit agreements, the Company issued to the financial institution, warrants to purchase 15,000 shares of the Company’s common stock or preferred stock, if preferred stock is issued within one year from the date of issuance. The warrants expire in May 2009.

Subsequent to December 31, 2001, the Company’s Board of Directors approved an increase in the number of shares of common stock for issuance under the Company’s 1998 Incentive Stock Option Plan to 6,536,000.